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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE:                            CONTACT:

CompX International Inc.                          John A. Miller
16825 Northchase Drive                            Chief Financial Officer
Houston, Texas 77060                              Tel.  281-423-3391


               COMPX REPORTS INCREASED SALES AND OPERATING INCOME

     HOUSTON, TEXAS . . . October 18, 1999 . . . CompX International Inc. (NYSE:
CIX) announced its third quarter 1999 operating results and reported a 44% increase in sales and an 11% increase in operating income from the same quarter a year ago. Net sales increased to $55.9 million in the third quarter of 1999 compared to $38.7 million in the third quarter of 1998. Operating income increased to $9.4 million in the third quarter of 1999 compared to $8.5 million in the third quarter of 1998. For the first nine months of 1999, net sales increased 50% to $166.1 million and operating income increased 18% to $28.7 million. The percentage increase in operating income for the first nine months of 1999 has been adjusted to exclude a $3.3 million non-recurring charge for stock awarded in connection with the Company's initial public offering in March 1998. Net income in the third quarter of 1999 was $6.1 million, or $.38 per diluted share, compared to net income of $6.0 million, or $.37 per diluted share for the same quarter a year ago. The $.37 per share amount for the third quarter 1998 included $.02 per share of net interest income compared to $.01 per share of net interest expense for the third quarter 1999.

     The increase in net sales for the third quarter versus a year ago is due primarily to the acquisitions of Timberline Lock and Thomas Regout (acquired in November 1998 and January 1999, respectively) and increased demand for the Company's office furniture products. Excluding the effect of these acquisitions, slide and ergonomics net sales increased 13% in the third quarter of 1999 versus a year ago, and security products net sales increased 3% in the third quarter of 1999 versus a year ago.

     "Late in the third quarter of 1999 the U.S. office furniture industry growth rates began to improve and CompX experienced renewed growth in sales of our office furniture products. We also continued our trend of sales growth in non-office furniture industry segments, especially the computer and transportation industry segments," said Joseph S. Compofelice, Chairman and Chief Executive Officer. Mr. Compofelice also stated, "While we have yet to experience any increase in office furniture industry demand in Europe, we are cautiously optimistic about growth in Europe in 2000."

     The previously announced acquisition of the Dynaslide products business of Yinjoy Corporation and certain of its affiliates, is proceeding on schedule and is expected to close in November.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

     Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve a number of risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff barriers, potential difficulties in integrating completed acquisitions, possible disruptions of normal business activity from Year 2000 issues and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any duty to publicly update such statements whether as a result of new information, future events or otherwise.




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COMPX INTERNATIONAL INC. SUMMARY OF CONSOLIDATED OPERATIONS

(In millions, except per share amounts)
(Unaudited)

                           Three months ended     Nine months ended
                              September 30,         September 30,
                            ----------------      ------------------

                            1998        1999        1998        1999
                            ----        ----        ----        ----

Total net sales           $ 38.7        $ 55.9    $ 110.5    $ 166.1

Cost of sales               26.0          40.4       74.0      118.6

Gross profit                12.7          15.5       36.5       47.5

Selling, general and
administrative               4.2           6.1   (A) 15.5       18.8

Operating income             8.5           9.4       21.0       28.7

Interest expense              .1            .4        1.0        1.2

Other income, net             .8            .5        2.4         .6

Income before income taxes   9.2           9.5       22.4       28.1

Income tax expense           3.3           3.4        8.3       10.1

                             5.9           6.1       14.1       18.0

Minority interest             .1             -         .1         .1

Net income                  $6.0          $6.1      $14.2      $18.1

Net income per diluted
common share               $0.37         $0.38      $0.97      $1.12

Weighted average diluted
common shares
outstanding                 16.2          16.1       14.7       16.1


     (A) Selling, general and administrative expense for the nine months ended September 30, 1998 includes a $3.3 million ($2.3 million after-tax) non-recurring charge for stock awarded to key individuals in connection with the Company's initial public offering. Adjusted to give effect to the Company's initial public offering as if it had occurred on January 1, 1998 and to exclude the non-recurring stock award charge discussed above, net income was $16.5 million and net income per diluted common share was $1.02 on 16.2 million shares outstanding for the nine months ended September 30, 1998.